UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Mastech Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MASTECH HOLDINGS, INC.

1305 Cherrington Parkway

Building 210, Suite 400

Moon Township, Pennsylvania 15108

Telephone: (412) 787-2100

April 7, 2015

Dear Mastech Holdings, Inc. Shareholder:

You are cordially invited to attend our 2015 Annual Meeting of Shareholders to be held at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania, 15108 on Wednesday, May 13, 2015, at 9:00 a.m. Eastern Time.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. At this year’s Annual Meeting, you will be asked to vote on the election of Class I directors and to cast an advisory (non-binding) vote to approve named executive officer compensation. Please read the accompanying Notice of Annual Meeting and Proxy Statement carefully. Whether or not you plan to attend, you can ensure that your shares are represented at the Annual Meeting by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided.

Thank you for your continued support.

Sincerely,

D. Kevin Horner

President and Chief Executive Officer

MASTECH HOLDINGS, INC.

1305 Cherrington Parkway

Building 210, Suite 400

Moon Township, Pennsylvania 15108

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 13, 2015

The Annual Meeting of Shareholders of Mastech Holdings, Inc. (the “Company”) will be held at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania, 15108 on Wednesday, May 13, 2015, at 9:00 a.m. Eastern Time, to consider and act upon the following matters:

1. The election of two (2) Class I directors to serve for three-year terms or until their respective successors shall have been elected and qualified;

2. Advisory (non-binding) vote to approve named executive officer compensation; and

3. The transaction of such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has established the close of business on April 2, 2015, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR VOTE IS RECORDED PROMPTLY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU HAVE THREE OPTIONS FOR SUBMITTING YOUR VOTE BEFORE THE ANNUAL MEETING: VIA THE INTERNET, BY PHONE OR BY MAIL. FOR FURTHER DETAILS, SEE “VOTING RIGHTS AND SOLICITATION” IN THE PROXY STATEMENT. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE ON THE INTERNET. IT IS CONVENIENT, AND IT SAVES YOUR COMPANY SIGNIFICANT PRINTING AND PROCESSING COSTS.

By Order of the Board of Directors

John J. Cronin, Jr.

Chief Financial Officer

and Corporate Secretary

Moon Township, Pennsylvania

April 7, 2015

MASTECH HOLDINGS, INC.

1305 Cherrington Parkway

Building 210, Suite 400

Moon Township, Pennsylvania 15108

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

To Be Held on May 13, 2015

This Proxy Statement is being furnished to the shareholders of Mastech Holdings, Inc., a Pennsylvania corporation (“Mastech” or the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or the “Board”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on Wednesday, May 13, 2015, at 9:00 a.m. Eastern Time, at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania, 15108, or at any adjournment or postponement thereof. This Proxy Statement is being mailed to shareholders on or about April 13, 2015.

PURPOSE OF THE MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. The proposals are described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION

VOTING

Only holders of record of Mastech common stock, par value $0.01 per share (“Common Stock”), as of the close of business on April 2, 2015 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. On April 2, 2015, there were 4,330,603 shares of Common Stock outstanding.

The presence in person or by proxy of the shareholders owning at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The holders of Common Stock have one vote for each share held by them as of the Record Date. Shareholders may not cumulate votes.

Your shareholder vote is important. Please vote as soon as possible to ensure that your vote is recorded promptly, even if you plan to attend the annual meeting in person. You have three options for submitting your vote before the annual meeting: via the Internet, by phone or by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, it saves your company significant printing and processing costs and your vote is recorded immediately. Internet and telephonic voting will be available until 11:59 p.m. Eastern Time on May 12, 2015. If you hold your shares in your name as a registered holder and not through a bank or brokerage firm, you may submit your vote in person. The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, phone or mail. If you have any questions about submitting your vote, please call our Investor Relations department at (800) 627-8323.

PROXIES

All shares of Common Stock represented by proxies that are properly signed, completed and returned to the Corporate Secretary of the Company at 1305 Cherrington Parkway, Building 210, Suite 400, Moon Township,

PA 15108 at or prior to the Annual Meeting will be voted as specified in the proxy. If a proxy is signed and returned but does not provide instructions as to the shareholder’s vote, the shares will be voted (a) FOR the election of the Board’s nominees to the Board of Directors and (b) FOR approval of the advisory (non-binding) proposal on executive compensation. We are not aware of any business for consideration at the Annual Meeting other than as described in the Proxy Statement; however, if matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, then the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment. A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date (although no revocation shall be effective until notice thereof has been given to the Secretary of the Company), or by attendance at the meeting and voting his or her shares in person.

Under Pennsylvania law, proxies marked ABSTAIN are not considered to be cast votes and thus, although they will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the Annual Meeting, such abstentions will have no effect on the approval of any matter to come before the meeting. Broker non-votes will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will have no effect on the approval of any matter to come before the meeting.

SOLICITATION OF PROXIES

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Copies of solicitation material will be timely furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners and the Company will reimburse them for reasonable out-of-pocket expenses in connection with the distribution of proxy solicitation material.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 13, 2015.

A complete copy of this proxy statement and our annual report for the year ended December 31, 2014 are available at http://www.mastech.com/proxy.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

GENERAL

The Company’s Articles of Incorporation (“Articles”) currently provide that the number of directors constituting the entire Board shall be no less than three (3) and no more than nine (9). The Company’s Board of Directors is divided into three (3) classes, with each class to be as nearly equal in number as possible and the classes to be elected for staggered terms of three (3) years as follows: two (2) Class III directors whose terms expire in 2017; two (2) Class II directors whose terms expire in 2016; and two (2) Class I directors whose terms expire in 2015. Therefore, two (2) directors are being elected to Class I at the Annual Meeting for a three-year term expiring in the year 2018.

The names of the persons nominated for Class I directors are Sunil Wadhwani and Gerhard Watzinger, both of whom presently serve as Class I directors. The persons appointed as proxies intend to vote the shares represented by them at the Annual Meeting for the election of Sunil Wadhwani and Gerhard Watzinger as Class I directors. The Board of Directors knows of no reason why Sunil Wadhwani and Gerhard Watzinger would be unable to serve as Class I directors. If, at the time of the Annual Meeting, either of Mr. Sunil Wadhwani or Mr. Gerhard Watzinger is unable or unwilling to serve as a Class I director, the persons named as proxies intend to vote for such substitute as may be nominated by the Board of Directors. All nominations were made by the Nominating and Corporate Governance Committee, as further described under the caption “Nominating and Corporate Governance Committee” below.

The following section captioned “Business Experience of Directors” sets forth certain information concerning the Board nominees for election to the Board of Directors at the Annual Meeting, as well as information about our other Directors.

BUSINESS EXPERIENCE OF DIRECTORS

Director Qualification Standards

We will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. In evaluating candidates for nomination as a director, the Nominating and Corporate Governance Committee will also consider other criteria, including current or recent experience as a chief executive officer of a public company or as a leader of another major complex organization in the public or private sector; business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; independence; knowledge of the Company’s business and industry; and general criteria such as independent thought, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period of time. One or more of our directors must possess the education or experience required to qualify as an audit committee financial expert.

Nominees for Directors in Class I Whose Terms will Expire in 2018

Sunil Wadhwani, age 62, has served as a Director and Co-Chairman since our formation in 2008. Mr. Wadhwani is the Co-Founder of iGATE Corporation (“iGATE”), a provider of integrated technology and operations-based information technology solutions, and Mastech. Mr. Wadhwani served as Co-Chairman and Chief Executive Officer of iGATE from 1986 until April 2008, when he resigned as Chief Executive Officer, but remains a director of iGATE and Co-Chairman of the iGATE Board. From 1986 through September 1996, Mr. Wadhwani served as Chairman of iGATE and held several other offices, including President and Chief Executive Officer. Mr. Wadhwani has a Bachelor’s degree from the Indian Institute of Technology and a Master’s degree from Carnegie Mellon University. Mr. Wadhwani’s history and experience with the Company since its inception led to the Board’s conclusion that he should continue as a Director of the Company.

Gerhard Watzinger, age 54, has served as a Director since September 30, 2008. Between April 2013 and September 2013, Mr. Watzinger served as the interim Chief Executive Officer of iGATE. Mr. Watzinger was the Executive Vice President for Corporate Strategy and Mergers & Acquisitions of the McAfee business unit of Intel Corporation, a designer and manufacturer of advanced integrated digital technology platforms, until his resignation on March 31, 2012. Mr. Watzinger joined Intel in February 2011 upon Intel’s acquisition of McAfee, a security technology company. Mr. Watzinger joined McAfee in November 2007 upon McAfee’s acquisition of SafeBoot Corp., a global leader in data protection software, where Mr. Watzinger served as Chief Executive Officer from 2004 to 2007. From 2003 to 2004, Mr. Watzinger was the Chief Executive Officer of Mascot Systems, a subsidiary of iGATE focused on offshore IT operations. From 1998 to 2003, Mr. Watzinger served as Senior Vice President of iGATE’s staffing and solutions operations. Prior to joining iGATE, Mr. Watzinger held senior positions at APT, PricewaterhouseCoopers and Cap Gemini. Mr. Watzinger serves as a Director for two IT security companies, Telesign, Inc. and CrowdStrike. Mr. Watzinger has a Bachelor’s degree in Computer Science from the University of Munich. Mr. Watzinger’s expertise within the IT industry, as well as his experience as a Chief Executive Officer of three IT companies, led to the Board’s conclusion that he should continue as a Director of the Company.

Directors in Class III Whose Terms Expire in 2017

John Ausura, age 62, has served as a Director since September 30, 2008. Mr. Ausura is the Founder and was the Managing Director of Capital Resolution, LLC, a professional services firm which provides interim management and operations improvement assistance to companies in transition, until his retirement on February 12, 2013. Mr. Ausura assumed this role with Capital Resolution in 2003. Prior to Capital Resolution and between 2000 and 2003, Mr. Ausura was a Principal with XRoads Solutions Group, LLC, a national restructuring professional services firm. Prior to 2000, Mr. Ausura was a Senior Vice President with PNC Financial Services Group, Inc. in Pittsburgh, PA, where he was Chief Financial Officer of the Consumer Bank and Chief Executive Officer of PNC’s Credit Card Bank. Mr. Ausura completed his MBA at the Wharton School of the University of Pennsylvania and his BA from the University of Scranton. Mr. Asura’s experience as a senior executive for three professional services firms led to the Board’s conclusion that he should serve as a Director of the Company.

Brenda Galilee, age 62, has served as a Director since September 30, 2008. Ms. Galilee is currently the Chief Consulting Officer for CES-Customer Experience Solutions, a “Voice of the Customer” consulting company, and has held this position since January 2013. Ms. Galilee was the Chief Executive Officer and Chairman of the Board of InTouch Corporation, a customer acquisition and retention services company serving the financial industries, until her resignation on January 1, 2013. Ms. Galilee assumed this role in March 2008, upon the completion of a management buyout. In March 1991, Ms. Galilee founded and served as the Chief Executive Officer and Chairman of the Board of Hall Kinion and Associates (HAKI on NASDAQ), an information technology staffing company, until being acquired by Kforce Corporation in June 2004. From June 2004 until March 2008, Ms. Galilee pursued avocational interests in creative arts. Ms. Galilee completed the OPM program at Harvard University. Ms. Galilee’s experience as the Chief Executive Officer of an IT staffing company led to the Board’s conclusion that she should serve as a Director of the Company.

Directors in Class II Whose Terms Expire in 2016

Ashok Trivedi, age 65, has served as a Director and Co-Chairman since our formation. Mr. Trivedi is the Co-Founder of iGATE and Mastech. Mr. Trivedi served as Co-Chairman and President of iGATE from October 1996 until April 2008, when he resigned as President, but remains a director of iGATE and Co-Chairman of the iGATE Board. Mr. Trivedi also serves as the Chairman of the Board of iGATE Global Solutions Limited, a subsidiary of iGATE, and has held this position since July 2000. From 1988 through September 1996, Mr. Trivedi served as President of iGATE and held other offices, including Secretary and Treasurer. From 1976 to 1988, he held various marketing and management positions with Unisys Corporation. Mr. Trivedi holds a Master’s degree in Business Administration from Ohio University and a Master’s degree in Physics from Delhi University. Mr. Trivedi’s history and experience with the Company since its inception led to the Board’s conclusion that he should serve as a Director of the Company.

D. Kevin Horner, age 56, has served as the Company’s President and Chief Executive Officer since October 10, 2011 and has served as a Director since September 30, 2008. Mr. Horner was the Chief Information Officer of Alcoa, Inc. (“Alcoa”), a lightweight metals engineering and manufacturing company, from 2008 until his retirement on October 1, 2011. From 2003 through 2007, Mr. Horner was Chief Information Officer of Alcoa North America. From 2000 to 2003, Mr. Horner was Director of Enterprise Global Solutions and Global Applications for Alcoa. From 1998 to 2000, Mr. Horner served as Chief Information Officer for Alcoa Europe. From 1981 to 1998, Mr. Horner held various management positions in business and information systems / information technology with Alcoa. Mr. Horner has a Bachelor’s degree in Mathematics from Saint Francis College. Mr. Horner’s service as the President and Chief Executive Officer of the Company led to the Board’s conclusion that he should serve as a Director of the Company.

VOTES REQUIRED

The Class I Directors will be elected by a plurality of the votes of shares present and entitled to vote. Accordingly, the nominees who receive the largest number of votes actually cast will be elected.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that the shareholders vote FOR the nominees named herein.

PROPOSAL NO. 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

GENERAL

Following the 2013 Annual Meeting of Shareholders, our Board of Directors determined that an advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”) will be held every year until the next time shareholders are required to cast an advisory vote on the frequency of the say-on-pay vote. Accordingly, we are asking our shareholders to cast an advisory vote on named executive officer compensation at this 2015 Annual Meeting of Shareholders, as presented in the Compensation Discussion and Analysis section beginning on page 13 and the compensation tables and associated narrative disclosures beginning on page 20.

Our named executive officer compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. The Compensation Committee believes an effective compensation program is one that is designed to recruit and retain executive leadership focused on attaining long-term corporate goals and increasing shareholder value. The Compensation Committee believes that it has taken a responsible approach to compensating our named executive officers.

Please read the Compensation Discussion and Analysis section of this proxy statement as well as the compensation tables and narratives for a more detailed discussion of our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

VOTES REQUIRED

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

BOARD COMMITTEES AND MEETINGS

During 2014, the Board of Directors met nine (9) times. Mr. Trivedi was absent for two meetings and Mr. Watzinger was absent for one meeting. All of the other directors attended or participated in all meetings. The Board of Directors has adopted a policy under which each director is encouraged, but not required, to attend each Annual Meeting of Shareholders. In 2014, one of our directors attended our Annual Meeting of Shareholders in person and five of our directors attended the meeting by telephone.

The Board of Directors has determined that all current directors, other than Messrs. Wadhwani, Trivedi and Horner, are independent under both the independence criteria for directors established by NYSE MKT and the independence criteria adopted by the Board of Directors. The independence criteria adopted by the Board of Directors are set forth in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.mastech.com under Investor Relations.

The Company has three standing Committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these Committees has a written charter approved by the Board of Directors. A copy of each charter can be found on the Company’s website at www.mastech.com under Investor Relations.

Audit Committee

The Board has an Audit Committee currently consisting of Mr. Watzinger, Ms. Galilee and Mr. Ausura, who is the chair of the Committee. All members of this Committee are “independent directors” under the criteria adopted by the Board of Directors and under applicable NYSE MKT listing standards. The Board of Directors has determined that Mr. Ausura is an “audit committee financial expert” as defined in the applicable rules of the Securities and Exchange Commission (“SEC”). The Audit Committee’s duties include selecting the firm of independent accountants to audit the Company’s financial statements, reviewing the scope and results of the independent auditors’ activities and the fees proposed and charged for such activities, reviewing the adequacy of internal controls, reviewing the scope and results of internal audit activities, and reporting the results of the Committee’s activities to the full Board. The Audit Committee met six (6) times during 2014. Mr. Watzinger and Mr. Ausura attended all meetings. Ms. Galilee attended five of the six meetings.

Compensation Committee

The Board has a Compensation Committee, currently consisting of Mr. Watzinger, Mr. Ausura and Ms. Galilee, who is the chair of the Committee. Each member of this Committee is an “independent director” under applicable NYSE MKT listing standards, an “outside director” as defined in section 162(m) of the Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee is responsible for reviewing and approving matters involving the compensation of non-employee directors and executive officers of the Company, periodically reviewing management development plans, administering the incentive compensation plans, approving public disclosure on compensation matters, and making recommendations to the full Board on these and other compensation matters. The Compensation Committee met four (4) times in 2014. All committee members attended all meetings.

Nominating and Corporate Governance Committee

The Board has a Nominating and Corporate Governance Committee currently consisting of Mr. Ausura, Ms. Galilee and Mr. Watzinger, who is the chair of the Committee. Each member of this Committee is an “independent director” under the criteria adopted by the Board of Directors and under the applicable NYSE MKT listing standards. The Nominating and Corporate Governance Committee is responsible for recommending to the full Board candidates for election to the Board of Directors and for overseeing and making recommendations to the Board on all corporate governance matters.

The Nominating and Corporate Governance Committee will consider director candidates proposed by shareholders. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, shareholders should submit the candidate’s name and qualifications in writing to John J. Cronin, Jr., Corporate Secretary, Mastech Holdings, Inc., 1305 Cherrington Parkway, Building 210, Suite 400, Moon Township, PA 15108. The Company’s Articles address the proper submission of a person to be nominated and set forth the proper form for a notice of nomination. Please refer to the “2016 SHAREHOLDER PROPOSALS OR NOMINATIONS” section in this document for a summary of the procedures to request a person(s) to be nominated for election as a director of the Company.

The Committee will consider and evaluate candidates submitted by shareholders in accordance with the procedures set forth in the Company’s Nominating and Corporate Governance Committee Charter and Corporate Governance Guidelines the same as if such candidates were submitted by the Board of Directors. The Committee screens all potential candidates in the same manner regardless of the source of the recommendation. This assessment will include consideration of background, skill needs, diversity, personal characteristics and business experience, as set forth in the Nominating and Corporate Governance Charter. The Board and the Nominating and Corporate Governance Committee believe it is essential that Board members represent diverse backgrounds. The Nominating and Corporate Governance Committee met three (3) times in 2014. All committee members attended all meetings.

Corporate Governance Guidelines

The Board of Directors has adopted a set of Corporate Governance Guidelines, and the Nominating and Corporate Governance Committee is responsible for overseeing the Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. The Corporate Governance Guidelines are posted on the Company’s web site at www.mastech.com under Investor Relations. This website also includes the Company’s Code of Business Conduct & Ethics and Finance Code of Professional Conduct, which were adopted by the Board of Directors. The Code of Business Conduct and Ethics is the Company’s code-of-ethics document for all employees and also applies to all directors with regard to their Company-related activities. The Finance Code of Professional Conduct is intended to be the Company’s written code-of-ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth under Item 406 of Regulation S-K of the Exchange Act.

Board Leadership Structure

The Company’s policy as to whether the same person should serve as both the Chief Executive Officer and Chairman is based on the practice which best serves the Company’s needs at any particular time. The Board believes that its current leadership structure, with Messrs. Wadhwani and Trivedi serving as Co-Chairmen and Mr. Horner serving as the President and Chief Executive Officer, is appropriate given each of their respective past business experience.

The Role of the Board in Risk Oversight

In its oversight role, the Board annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management responsibility to the Board committees. As part of the responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. The Company’s management regularly evaluates these controls, and the Chief Financial Officer periodically reports to the Audit Committee regarding their design and effectiveness. The Compensation Committee is responsible for matters involving the compensation of non-employee directors and executive officers of the Company and the Nominating and Corporate Governance Committee annually reviews the Company’s corporate governance guidelines. Each of these committees regularly report to the full Board.

Communications from Shareholders to the Board of Directors

The Board of Directors recommends that shareholders initiate any communications with the Board of Directors by e-mail or in writing and send them in care of the Corporate Secretary. Shareholders can send communications directly to the Board of Directors by e-mail to mhhsecretary@mastech.com, or by fax to 412-291-3350, or by mail to Mr. John J. Cronin, Jr., Corporate Secretary, Mastech Holdings, Inc., 1305 Cherrington Parkway, Building 210, Suite 400, Moon Township, PA 15108. This centralized process will assist the Board of Directors in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board of Directors recipient should be noted in the communication. The Board of Directors has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board of Directors has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board of Directors’ consideration. In such cases, some of those correspondence may be forwarded elsewhere in the Company for review and possible response.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of March 31, 2015 for: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each executive officer listed in the Summary Compensation Table below; (iii) each of our current directors; and (iv) all directors and executive officers of the Company as a group. As of March 31, 2015, there were 4,330,603 shares of Common Stock outstanding. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of stock, subject to community property laws where applicable. Information with respect to beneficial ownership by 5% shareholders has been based on information filed with the SEC pursuant to Section 13(d) or Section 13(g) of the Exchange Act.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number	Percent
Sunil Wadhwani (2)(3)	1,275,085	29.4%
Ashok Trivedi (2)(4)	1,275,086	29.4%
AB Value Management LLC (5)	220,467	5.1%
Steven A. Shaw (6)	219,039	5.1%
John Ausura	39,802	*
Brenda Galilee (7)	14,802	*
D. Kevin Horner (8)	160,676	3.6%
Gerhard Watzinger (9)	14,802	*
John J. Cronin, Jr. (10)	12,212	*
Denis D. Deet	—	*
All directors and executive officers as a group of 8 persons	2,792,465	62.1%

*	Less than 1%.
(1)	The number of shares beneficially owned by each person as of March 31, 2015, includes shares of Common Stock that such person or group has the right to acquire within 60 days of March 31, 2015, upon the exercise of stock options or vesting of restricted shares and performance shares. For each individual included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 4,330,603 shares of common stock outstanding on March 31, 2015, plus the shares of common stock that such person or group has the right to acquire within 60 days of March 31, 2015.
(2)	The address of Messrs. Wadhwani and Trivedi is c/o iGATE Corporation, 1305 Cherrington Parkway, Building 210, Suite 400, Moon Township, PA 15108.
(3)	Includes 194,999 shares held by two family trusts, for which Mr. Wadhwani is a co-trustee with sole investment power and no voting power over such shares.
(4)	Includes 177,708 shares held by one family trust, for which Mr. Trivedi is a co-trustee with sole investment power and no voting power over such shares.
(5)	Based solely on the information contained in the Schedule 13G/A filed with the SEC on February 13, 2015 by AB Value Management LLC, AB Value Partners, L.P. and Andrew Berger pursuant to their joint filing agreement dated February 13, 2015. According to that same Schedule 13G/A, AB Value Management LLC is the investment manager of AB Value Partners, L.P. and a managed account (the “Managed Account”), AB Value Management LLC and Andrew Berger have shared voting and dispositive power over the securities held by AB Value Partners, L.P. and the Managed Account, and Mr. Berger is the sole managing member of AB Value Management LLC. According to that same Schedule 13G/A, AB Value Management LLC and Mr. Berger have shared voting power and shared dispositive power over 220,467 shares, and AB Value Partners, L.P. has shared voting power and shared dispositive power over 91,617 shares. According to that same Schedule 13G/A, the address of each of AB Value Partners, L.P., AB Value Management LLC and Mr. Berger is 84 Elm Street, Westfield, NJ 07090.

(6)

Based solely on the information contained in the Schedule 13G filed with the SEC on May 19, 2014 by Steven A. Shaw. According to that same Schedule 13G, all shares are beneficially owned by Mr. Shaw and he has sole power to vote and to dispose of such shares. According to that same Schedule 13G,the address of Mr. Shaw is 503 13th Avenue East, Apartment 205, Seattle, WA 98102.

(7)	Includes 2,344 shares that may be acquired by Ms. Galilee pursuant to the exercise of options.
(8)	Includes 149,703 shares that may be acquired by Mr. Horner pursuant to the exercise of options.
(9)	Includes 9,375 shares that may be acquired by Mr. Watzinger pursuant to the exercise of options.
(10)	Includes 6,259 shares that may be acquired by Mr. Cronin pursuant to the exercise of options and the release of restricted stock units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and change in ownership with the SEC and NYSE MKT. Directors, officers and other 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on its review of the copies of such reports and amendments thereto provided to the Company, and written representations and information provided to the Company by the reporting persons, the Company believes that during 2014, with the exception of one Form 3 which was filed late for Mr. Denis Deet in connection with his appointment as an executive officer of the Company, one Form 4 which was filed late for Mr. Deet relating to a grant of restricted shares and one Form 4 which was filed late for Mr. John Ausura relating to stock options exercised and held, all Section 16(a) reports were timely filed.

EXECUTIVE OFFICERS

In addition to Mr. Horner, whose positions and backgrounds are discussed under “Business Experience of Directors”, the following persons are the executive officers of the Company as of the date of this Proxy Statement.

John J. Cronin, Jr., age 62, has served as Chief Financial Officer and Corporate Secretary of the Company since September 30, 2008. Mr. Cronin functioned as Mastech, Inc.’s Chief Financial Officer since 2002. From 1998 to 2002, Mr. Cronin held several senior corporate positions within iGATE. Prior to joining iGATE in August 1998, Mr. Cronin was the Chief Financial Officer at Industrial Ceramics, Inc. since February 1993. Mr. Cronin has an M.B.A. degree from the University of Pittsburgh and holds C.P.A. and C.M.A certifications.

Denis D. Deet, age 54, has served as Vice President of Technology and Chief Information Officer for Mastech since August 2014. Prior to joining Mastech, Mr. Deet worked at Alcoa, Inc. as a Senior Staff Information Systems Manager from February 2009 to his retirement on August 15, 2014. From November 2003 through January 2009, Mr. Deet was Alcoa’s Inc’s IT Senior Manager for its Enterprise Business Solutions unit. From 1982 November 2003 through 1982 November 2003, Mr. Deet held various positions within Alcoa. Mr. Deet holds a Bachelor’s degree in Business Administration from Duquesne University.

There are no family relationships among any of the Company’s Directors or executive officers. The Company’s executive officers serve at the discretion of the Board.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis summarizes the Company’s philosophy and objectives regarding the compensation of its named executive officers, including how the Company determines elements and amounts of executive compensation. The following discussion and analysis should be read in conjunction with the tabular disclosures regarding the compensation of named executive officers for fiscal year 2014 and the report of the Compensation Committee of the Board of Directors, which immediately follows below.

Compensation Committee Roles and Responsibilities

The Compensation Committee is responsible for reviewing and approving matters involving the compensation of non-employee directors and executive officers of the Company, as described herein. The Compensation Committee is also responsible for periodically reviewing management development plans, approving public disclosure on compensation matters, making recommendations to the full Board on these and other compensation matters, and administering the Company’s Stock Incentive Plan (the “Plan”).

It is the responsibility of the Compensation Committee to ensure that the total compensation paid to such officers is fair, reasonable and competitive. The Compensation Committee is composed entirely of independent directors and functions in accordance with the provisions of the Compensation Committee Charter, which is available on the Company’s website at www.mastech.com, under Investor Relations.

The Compensation Committee has established a framework and compensation philosophy, pursuant to decisions involving the compensation of all executive officers of the Company. This framework ensures that the total compensation paid to such executive officers is fair, reasonable and competitive in the judgment of the Compensation Committee. The Compensation Committee reviews, establishes, and approves all elements of compensation paid to the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the Chief Operating Officer (“COO”) and the Chief Information Officer (“CIO”). The Compensation Committee has delegated authority to the CEO to make determinations of appropriate salary and bonus amounts to other Company executives, provided such amounts conform to the framework established by the Compensation Committee. No other executive officers have a role in making executive officer compensation determinations.

Named Executive Officers

The Company’s named executive officers for the 2014 fiscal year consisted of Messrs. Horner, Cronin and Deet.

Compensation Philosophy for Named Executive Officers

The Compensation Committee has adopted a compensation philosophy with respect to the named executive officers that supports the Company’s belief that a strong executive management team, comprised of talented individuals in key positions, is critical to the development and growth of our business and to the creation of shareholder value. Accordingly, our executive officer compensation program is designed to attract, motivate and retain high-quality executives by providing total compensation that is performance-based and competitive with the markets and industries in which we compete for talent. A core objective guiding our executive officer compensation program is to emphasize pay-for-performance by linking compensation levels to shareholder value creation. Thus, we provide incentives to advance the interest of shareholders by targeting key financial and operational objectives for our named executive officers and deliver levels of compensation that are commensurate with the achievement of such performance measurements. Additionally, we provide long-term equity incentive awards to mitigate short-term risk-taking by our executives at the expense of long-term shareholder value. Our goals are:

•	to support our business strategy and financial plan by clearly communicating our goals and objectives to executives and by rewarding achievement;

•	to create a strong performance alignment with shareholders’ interests; and

•	to attract and retain highly qualified executive talent.

The Compensation Committee has established a compensation structure to achieve these goals through a combination of three key compensation elements:

•	a base salary;

•	an annual performance-based cash bonus; and

•	grants of equity-based compensation, such as stock options and/or other stock awards, which may be subject to time-based and/or performance-based vesting requirements.

The Compensation Committee believes that this three-prong approach best serves the interests of our shareholders and safeguards against excessive risk-taking by our executives. This approach enables us to meet the requirements of the competitive environment in which we operate, while ensuring that executives are compensated in a manner that advances both the short and long-term interests of our shareholders. Under this program design, compensation for our executive officers involves a high proportion of pay that is “at risk”, namely the annual performance-based cash bonus and the value of stock options and/or stock awards.

Opportunities for excessive risk-taking by our executive officers, for short-term financial gain, are limited by the nature of our business. The element of compensation most exposed to self-serving actions by our executive officers is the annual performance-based cash bonus. In establishing specific performance criteria for the Company’s executive officers, consideration is given to “trade-off” criteria which would mitigate self-serving actions by an individual executive. By way of illustration, our business executives’ bonus criteria include contribution margin dollars and billable consultant headcount growth related to their specific sales channels, while the CEO and CFO’s bonus criteria is largely tied to total revenue, overall billable consultant headcount growth and earnings per share results. Organizational interaction and formal approval processes make it difficult for self-serving actions to be undertaken by any individual executive. While there is always the opportunity in every organization to manage for the short-term, the Compensation Committee believes that the equity-based component of compensation is a strong deterrent of such action. Based on its annual risk-related review, including the above program structure considerations, the combination of long and short-term programs, and possible compensation-based risks and means by which such risks may be mitigated, including through the operation of internal control structure and oversight, the Compensation Committee has determined that the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Key Elements of and Factors Affecting Compensation

As discussed above, the three key elements of named executive officer compensation are: (a) base salary; (b) annual performance-based cash bonus; and (c) equity compensation. While each of these elements is discussed separately below, the Compensation Committee does consider and reviews the full compensation package afforded by the Company to its named executive officers. The Compensation Committee also reviews all executive employment contracts and the annual performance-based goals and objectives of all named executive officers.

Compensation Benchmarking

In the staffing industry, many industry peers have operational attributes that are very different from Mastech, which makes it challenging to engage in compensation benchmarking. The Company does look to various third-party reports and projections regarding the staffing industry, such as Staffing Industry Analysts (“SIA”), for general reference in establishing the Company’s annual financial and operational objectives, but does not use any specific “benchmark” in making compensation decisions.

In 2012, the CEO, with the approval of the Compensation Committee engaged Veritas Executive Compensation Consultants, LLC on a limited basis to help with an internal review of executive compensation to ensure that existing total compensation levels, and the delivery of such, were appropriate and competitive in today’s marketplace. The results and recommendations of these efforts were shared with the Committee for their consideration in early 2012. After due deliberation and detailed discussions related to these recommendations, the Committee recommended to the Board, and the Board approved the issuance of a performance share grant on July 19, 2012. The Compensation Committee did not engage a compensation consultant in 2013 and 2014.

Base Salaries for Named Executive Officers

The Company provides its named executive officers with a base salary to provide them with a minimum guaranteed compensation level for their services. The CEO, CFO, COO and CIO’s base salary is determined by the Compensation Committee by evaluating the responsibilities of the position held, the individual’s experience and, to the extent possible, the competitive marketplace for executive talent. The base salary is intended to be competitive with base salaries paid to comparable officers at peer group companies with similar qualifications, experience and responsibilities.

In setting base salaries for the CEO, CFO, COO and CIO, the Compensation Committee gives consideration to the following:

•	the nature and responsibility of the position and, to the extent available, salary norms for persons in similar positions at comparable companies;

•	the expertise, experience and effectiveness of the individual executive;

•	the competitiveness of the market for the executive’s services; and

•	the recommendation of our CEO with respect to the compensation of the CFO, COO and CIO.

The Compensation Committee has delegated the authority to the CEO to make determinations on appropriate base salaries for executive officers of the Company other than the CEO, CFO, COO and CIO, provided the amounts are within the framework and philosophy set forth by the Compensation Committee, discussed above.

Annual Bonuses for Named Executive Officers

In addition to a base salary, each named executive officer is eligible for an annual performance-based cash bonus. The Company has chosen to include annual performance-based cash bonuses as a material element in its compensation program. The bonus component is designed to motivate individual and team performance in attaining the current year’s financial plan and business objectives. The Compensation Committee makes final determinations of annual performance-based bonuses for the CEO, CFO, COO and CIO.

In 2014, annual performance-based cash bonuses earned by the Company’s named executive officers were as follows: Mr. Horner earned $0 of his “at goal” bonus amount based on the Company’s revenue, billable consultant growth and earnings per share performances; Mr. Cronin earned $0 of his “at goal” bonus amount based on the Company’s revenue, billable consultant growth and earnings per share performances; and Mr. Deet earned $0 of his “at goal” bonus amount based on the Company’s revenue, billable consultant growth and earnings per share performances. The specific performance objectives, achievement of actual results and the corresponding bonus payout applicable to each objective for our named executive officers are listed below:

	“At Goal” Bonus	Performance Objective	Weight	Actual Results	Bonus Payout
D. Kevin Horner:
Consolidated revenues	$63,000	$125 million	30%	$113.5 million	$—
Billable consultant growth	63,000	125	30%	(11)	—
Diluted earnings per share	84,000	$0.93	40%	$0.77	—

	$210,000				$—

John J. Cronin, Jr:
Consolidated revenues	$42,000	$125 million	30%	$113.5 million	$—
Billable consultant growth	42,000	125	30%	(11)	—
Diluted earnings per share	56,000	$0.93	40%	$0.77	—

	$140,000				$—

Denis D. Deet:
Consolidated revenues	$18,000	$125 million	30%	$113.5 million	$—
Billable consultant growth	18,000	125	30%	(11)	—
Diluted earnings per share	24,000	$0.93	40%	$0.77	—

	$60,000				$—

2014 Base Salary and Bonus Opportunity Increases for Named Executive Officers:

During 2014, our named executive officers received base salary and/or performance-based bonus opportunity increases as detailed below:

•

Mr. Horner’s base annual salary was increased by $20,000, effective April 1, 2014 to $370,000 and his performance-based bonus was increased by $30,000 to an “at goal” target amount of $210,000 for fiscal year 2014.

•

Mr. Cronin’s base annual salary was increased by $15,000, effective April 1, 2014, to $250,000 and his performance-based bonus increased by $20,000 to an “at goal” target amount of $140,000 for fiscal year 2014.

•	Mr. Deet, who joined the Company on August 20, 2014, had no adjustments to his starting base salary and performance-based bonus amount.

In determining these compensation increases, the Compensation Committee evaluated the overall performance of the Company during 2013, the performance of each of our named executive officers in carrying out their responsibilities and their individual contributions to the Company’s overall success. Additionally, the Committee evaluated the existing ratio of compensation between base salary and performance-based bonus compared to other similarly positioned executives in determining how the compensation increases would be delivered. The base salary and bonus opportunity for Mr. Deet, who joined the Company in 2014, was based on negotiations during the recruiting process and general reference to competitive staffing industry practices.

Stock Incentive Plan and Awards to Named Executive Officers

The Company’s long-term incentives are in the form of equity awards, such as stock options, stock appreciation rights, restricted or unrestricted stock awards and restricted stock unit “performance share” award grants, in accordance with the Plan. The objective of this compensation element is to align compensation over a multi-year period directly with the interests of our shareholders, by motivating and rewarding actions that create long-term shareholder value. The Committee believes that this compensation component also provides a strong deterrent from excessive risk-taking to achieve short-term financial rewards.

In determining the size and types of awards to be granted, the Compensation Committee considers an evaluation of competitive factors, including general reference to staffing industry practices, in conjunction with total compensation provided to the named executive officer, the recommendations of the CEO (except with respect to himself), as well as both Company and individual performance levels and the patterns and impact of prior awards.

During 2014, the Company issued 45,000 restricted shares to our named executive officers as follows:

•	Mr. Cronin received 25,000 restricted shares in July 2014.

•	Mr. Deet received 20,000 restricted shares in August 2014.

The restricted shares time vest annually over a four-year period from the date of issuance. Upon the occurrence of a change in control (as defined in the Plan) all outstanding shares would immediately vest and become fully payable.

At December 31, 2014, there were 178,000 shares of common stock available for issuance under the Plan. Further details of the Company’s equity awards are set forth in the table entitled “2014 Grants of Plan-Based Awards”.

Employment Agreements

Detailed below are the terms and conditions of the employment agreements currently in place with our named executive officers.

Mr. Horner, Mastech, Inc. and the Company are parties to an employment agreement as amended and restated effective March 20, 2014, which provides for a base salary of $370,000, effective April 1, 2014 and an annual performance-based bonus with an “at goal” target amount of $210,000 for fiscal year 2014. Mr. Horner is also eligible for such other benefit programs that the Company and Mastech, Inc. may introduce from time to time, including participation in the Plan. Mr. Horner’s agreement provides that he is entitled to severance in an amount equal to 12 months base salary and his annual performance-based bonus “at goal” target amount in the event of termination by the Company other than for cause or Mr. Horner’s termination for “good reason”. In the event of termination by the Company other than for cause or Mr. Horner’s termination for “good reason” within 1 year following a “change of control”, Mr. Horner is entitled to (i) 24 months of Company-paid health insurance premiums; and (ii) severance in an amount equal to 2 times the sum of (A) average annual base salary for the previous 3 years (including the year of termination); and (B) average annual performance-based bonus received for the previous 3 years (not including the year of termination); (iii) outplacement reimbursement of up to

$25,000; and (iv) acceleration in full of all outstanding stock options or other equity awards issued pursuant to the Plan. Mr. Horner is also entitled to a pro-rated bonus payment in the year of termination, if performance criteria have been met and if he is terminated by the Company other than for cause. No changes were made to Mr. Horner’s base salary and performance bonus for 2015.

Mr. Cronin, Mastech, Inc. and the Company are parties to an employment agreement as amended and restated effective March 20, 2014, which provides for a base salary of $250,000, effective April 1, 2014, and an annual performance-based bonus with an “at goal” target amount of $140,000 for fiscal year 2014. Mr. Cronin is also eligible for such other benefit programs that the Company and Mastech, Inc. may introduce from time to time, including participation in the Plan. Mr. Cronin’s agreement provides for a one-year severance in an amount equal to 12 months base salary and his annual performance-based bonus “at goal” target amount in the event of termination by the Company other than for cause. In the event of termination by the Company other than for cause or Mr. Cronin’s termination for “good reason” within 1 year following a “change of control”, Mr. Cronin is entitled to (i) 24 months of Company-paid health insurance premiums; and (ii) severance in an amount equal to 2 times the sum of (A) average annual base salary for the previous 3 years (including the year of termination); and (B) average annual performance-based bonus received for the previous 3 years (not including the year of termination); (iii) outplacement reimbursement of up to $25,000; and (iv) acceleration in full of all outstanding stock options or other equity awards issued pursuant to the Plan. Mr. Cronin is also entitled to a pro-rated bonus payment in the year of termination, if performance criteria have been met and if he is terminated by the Company other than for cause. No changes were made to Mr. Cronin’s base salary and performance bonus for 2015.

Mr. Deet and Mastech, Inc. entered into an employment agreement on August 20, 2014 which provides for a base salary of $150,000 and an annual performance-based bonus with an “at goal” bonus of $60,000 for fiscal year 2014. Additionally, Mr. Deet was granted 20,000 restricted share units which vest equally over a four year period. Mr. Deet is also eligible for such other benefit programs that the Company and Mastech, Inc. may introduce from time to time, including further participation in the Company’s Stock Incentive Plan. Mr. Deet’s agreement provides for a six-month severance equal to his base salary and his annual performance-based bonus “at goal” target amount in the event of termination by the Company other than for cause. No changes were made to Mr. Deet’s base salary and performance bonus for 2015.

Change of Control/Severance Benefits

In addition to the Change of Control/Severance benefits discussed in the Employment Agreement section above, outstanding stock options or other equity awards issued pursuant to the Plan, held by the named executive officers, may under certain circumstances vest upon a “Change of Control” of the Company.

The estimated payments to be made by the Company to the named executive officers in the event of a termination as of December 31, 2014, including the continued vesting of equity grants, post termination, are set forth in the Table entitled “Potential Payments Upon Termination or Change in Control” on page 23 of this Proxy Statement.

Other Considerations

Retirement Benefits

Each of the named executive officers is entitled to participate in the Company’s tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. Under the terms of the 401(k) plan, as prescribed by the Code, the 401(k) contribution of any participating employee is limited to a maximum percentage of annual pay or a maximum dollar amount ($17,500 for 2014, subject to a $5,500 increase for participants who are age 50 or older).

Perquisites

The Company does not have a formal program providing perquisites to its executive officers.

Consideration of Say-On-Pay Advisory Vote

At our 2014 annual meeting of stockholders, approximately 99.8% of our shareholders who voted on the “say-on-pay” advisory proposal approved the compensation we pay to our named executive officers. The Compensation Committee considered the result of this vote in determining the Company’s compensation policies and decisions and believes that the nearly unanimous shareholder vote strongly supports our current compensation philosophy. Therefore, we have not modified our general compensation practices or philosophy in any manner as a result of the 2014 stockholder advisory vote

Tax Deductibility of Compensation

Code Section 162(m) generally provides that the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 for any given year paid to its chief executive officer and the other three most highly compensated named executive officers employed at the end of the year (other than its chief financial officer), except to the extent such excess constitutes performance based compensation. In the course of structuring its compensation policies, the Compensation Committee considers ways to maintain the tax deductibility of named executive officer compensation; however, the Compensation Committee retains the discretion to compensate executives in a manner that it deems best suited to our compensation objectives and philosophy.

In general, the Compensation Committee’s standard policy is to structure compensation arrangements in a manner that will avoid the deduction limitations of Section 162(m), except where it determines that exceeding these limitations is in the best interests of the Company and its shareholders. The Plan has been structured with the intention that stock options and, generally, performance based awards granted under the Plan qualify as “performance based compensation” and are generally exempt from the limitations on deduction. However, non-performance based awards, such as any time-vested full value awards under the Plan, will not qualify as “performance based” compensation for purposes of Section 162(m) and may not be deductible.

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, and under the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the Company under those statutes.

Compensation Committee Report

The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with Company management. Based on the review and discussion, the Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The Compensation Committee

Brenda Galilee, Chair

John Ausura

Gerhard Watzinger

2014 SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the annual and long-term compensation of the individuals who served as named executive officers of the Company during fiscal year ended December 31, 2014 (collectively the “Name Executive Officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total Compensation ($)
D. Kevin Horner (3)	2014	$365,000	—	—	—	—	$365,000
President and Chief Executive Officer	2013	350,000	—	—	$226,260	—	576,260
	2012	350,000	$85,620	—	135,450	—	571,100

John J. Cronin, Jr. (4)	2014	246,250	319,000	—	—	—	565,250
Chief Financial Officer and Corporate Secretary	2013	230,000	—	—	150,840	—	380,840
	2012	211,250	171,300	—	115,760	—	498,310

Denis D. Deet (5)	2014	55,385	236,000	—	—	—	291,385
Vice President of Technology and Chief Information Officer

(1)	These columns represent the aggregate grant date fair value of awards, computed in accordance with ASC Topic 718. The assumptions made when calculating fair value for these awards are found in Note 8 “Stock-Based Compensation” to the Consolidated Financial Statements of Mastech Holdings, Inc. in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC on March 20, 2015. For additional details concerning the terms of these awards, please see the “2014 Grants of Plan-Based Awards” and “2014 Outstanding Equity Awards at Fiscal Year End” tables below.
(2)	In accordance with the rules of the SEC, any other compensation in the form of perquisites and other personal benefits has been omitted as the total value of all perquisites and other personal benefits provided to each named executive officer constituted less than $10,000.
(3)	Mr. Horner’s 2014 annual salary from January 1 through March 31 was $350,000 and from April 1 through December 31 was $370,000.
(4)	Mr. Cronin’s 2014 annual salary from January 1 through March 31 was $235,000, and from April 1 through December 31 was $250,000.
(5)	Mr. Deet was appointed Vice President of Technology and Chief Information Officer on August 20, 2014.

2014 GRANTS OF PLAN-BASED AWARDS

The following table sets forth equity grants to our named executive officers for the fiscal year ended December 31, 2014.

Name	Grant Date	All Other Stock Awards Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($) (1)
John J. Cronin, Jr.	7/23/2014	25,000	$319,000
Denis D. Deet.	8/20/2014	20,000	$236,000

(1)	This column represents the aggregate grant date fair value of awards, computed in accordance with ASC Topic 718.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the number of underlying securities, exercise price and expiration dates of stock options, and restricted shares and performance shares that have not yet vested, held by our named executive officers as of December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable) (1)	Number of Securities Underlying Unexercised Options (#) (Unexercisable) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares that have not Vested (#)	Market Value of Shares that have not Vested ($) (6)	Number of Unearned Shares that have not Vested (#)	Market Value of Unearned Shares that have not Vested ($) (6)
D. Kevin Horner (3)					—	—	12,919	$137,200
	169,438	62,500	$0.81	10/10/2021
	3,125	—	2.36	12/18/2019

John J. Cronin, Jr. (4).					—	—	25,837	274,389
					4,306	45,730	—	—
					25,000	265,500	—	—
	1,953	—	2.36	12/18/2019

Denis D. Deet (5)					20,000	212,400	—	—

(1)	All outstanding options in this column have been fully earned and are fully exercisable.
(2)	All outstanding options in this column are not yet vested and not exercisable as of December 31, 2014.
(3)	Mr. Horner’s equity grants vest as follows: 12,919 performance shares vest upon the achievement of certain EBITDA targets and Board approval; 62,500 unexercisable stock options vest on October 10, 2015.
(4)	Mr. Cronin’s equity grants vest as follows: 25,837 performance shares vest upon the achievement of certain EBITDA targets and Board approval; 4,306 restricted shares vest on May 21, 2015; the 25,000 restricted shares vest equally on July 23, 2015, 2016, 2017 and 2018.
(5)	Mr. Deet’s restricted shares vest equally on August 20, 2015, 2016, 2017 and 2018.
(6)	The market value provided in these columns is based upon the closing price of $10.62 for a share of our common stock as of December 31, 2014, and assumes that all time-based and performance-based conditions are satisfied.

2014 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential incremental payments and benefits which our named executive officers at December 31, 2014, would be entitled to receive upon termination of employment under their respective agreements. The amounts shown in the table are based on an assumed termination as of December 31, 2014, exclude payments and benefits that are provided on a non-discriminatory basis to our employees generally upon termination of employment and represent estimates of the incremental amounts that would be paid to each executive upon his termination based on base salary, if applicable, the annual performance-based bonus at the “at goal” target amount as of December 31, 2014, and our current premium costs for medical and welfare benefits. In addition, under the terms of our current year annual performance-based plan, our executives would become entitled to a bonus, determined under the plan terms, if they remained employed as of December 31 of the applicable year. As such, we would not consider the current year bonus payable to a named executive officer with a December 31 termination date to be a payment based upon termination, and no such payments have been included in this section. Further, if any of our named executive officers was terminated without cause by the Company during the calendar year, he would become entitled to a pro-rata bonus based upon the period of his employment during the year, with the amount determined based upon actual Company performance and payable when bonuses are generally paid in the following calendar year.

Name	Salary	Annual “At Goal” Performance Bonus	Equity Grants	Healthcare
D. Kevin Horner (1)	$370,000	$210,000	$648,799	$7,848
John J. Cronin, Jr. (2)	250,000	140,000,000	183,450	8,076
Denis D. Deet (3)	75,000	660,000	—	3,762

All calculations were estimated based upon a December 31, 2014 termination scenario. The measurement date for the estimated Company equity awards was based upon a closing price of $10.62 at December 31, 2014.

(1)	Upon termination other than for cause, Mr. Horner would receive a one (1) year severance totaling $370,000 paid over 26 bi-weekly periods and his annual performance-based bonus “at goal” target amount. Mr. Horner would receive continued coverage under the Company’s employee benefit plans (other than 401(k) or pension benefit coverage) in accordance with the Company’s severance policy. Mr. Horner would continue to vest in outstanding equity grants for a twelve (12) month period from such termination date. Upon termination for any reason, Mr. Horner would be subject to nondisclosure, noncompetition and nonsolicitation agreements for a period of one (1) year after termination. Upon a change in control, Mr. Horner would be entitled to 24 months of Company-paid healthcare insurance and a severance in an amount equal to two (2) times the sum of his average annual base salary and average annual performance-based bonus received over the previous 3-years, outplacement reimbursement of up to $25,000 and full vesting of all outstanding equity awards issued pursuant to the Plan. If a change of control occurred on December 31, 2014, the total value to Mr. Horner as described above would total $505,515 in addition to the severance values shown in the above table.
(2)	Upon termination other than for cause, Mr. Cronin would receive a one (1) year severance totaling $250,000 paid over 26 bi-weekly periods and his annual performance-based bonus “at goal” target amount. Mr. Cronin would receive continued coverage under the Company’s employee benefit plans (other than 401(k) or pension benefit coverage) in accordance with the Company’s severance policy. Mr. Cronin would continue to vest in outstanding equity grants for a twelve (12) month period from such termination date. Upon termination for any reason, Mr. Cronin would be subject to nondisclosure, noncompetition and nonsolicitation agreements for a period of one (1) year after termination. Upon a change in control, Mr. Cronin would be entitled to 24 months of Company-paid healthcare insurance and a severance in an amount equal to two (2) times the sum of his average annual base salary and average annual performance-based bonus received over the previous 3-years, outplacement reimbursement of up to $25,000 and full vesting of all outstanding equity awards issued pursuant to the Plan. If a change of control occurred on December 31, 2014, the total value to Mr. Cronin as described above would total $681,311, in addition to the severance values shown in the above table.

(3)	Upon termination other than for cause, Mr. Deet would receive a 6 (six) month severance totaling $75,000 paid over 13 bi-weekly periods and his annual performance-based bonus “at goal” target amount. Mr. Deet would receive continued coverage under the Company’s employee benefit plans (other than 401(k) or pension benefit coverage) in accordance with the Company’s severance policy. Mr. Deet would continue to vest in outstanding equity grants for a six (6) month period from such termination date. Upon termination for any reason, Mr. Deet would be subject to nondisclosure, noncompetition and nonsolicitation agreements for a period of one (1) year after termination. Upon a change in control, Mr. Deet would be entitled to 24 months of Company-paid healthcare insurance and a severance in an amount equal to one (1) times the sum of his average annual base salary and average annual performance-based bonus received over the previous 3-years, outplacement reimbursement of up to $25,000 and full vesting of all outstanding equity awards issued pursuant to the Plan. If a change of control occurred on December 31, 2014, the total value to Mr. Deet as described above would total $263,686, in addition to the severance values shown in the above table.

2014 OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning aggregate exercises of stock options during 2014 and stock awards that were released in 2014 for each named executive officer:

	STOCK OPTIONS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
D. Kevin Horner	5,562	$90,049	12,919	$181,641
John J. Cronin, Jr.	—	—	30,145	436,113
Denis D. Deet	—	—	—	—

2014 DIRECTOR COMPENSATION

The following table provides information concerning the compensation of our independent Directors for fiscal year 2014:

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Total 2014 ($)
John Ausura (1) (3)	$35,000	—	—	$35,000
Brenda Galilee (2) (3)	27,500	—	—	27,500
Gerhard Watzinger (2) (3)	27,500	—	—	27,500

(1)	The annual retainer for the Chair of the Audit Committee, Mr. Ausura, is $35,000.
(2)	The annual retainer for all independent directors other than the Chair of the Audit Committee is $27,500 each.
(3)	As of December 31, 2014, the aggregate number of equity awards outstanding for each of our independent directors is as follows:

•	Mr. Ausura: 4,306 performance shares.

•	Ms. Galilee: 4,306 performance shares and 2,344 stock options

•	Mr. Watzinger: 4,306 performance shares and 9,375 stock options.

Messrs. Wadhwani, Trivedi and Horner, as non-independent directors, received no compensation for their service as Directors of the Company.

All of our Directors are reimbursed for reasonable travel expenses incurred in connection with attending Board and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

At December 31, 2014, the Compensation Committee consisted of Messrs. Ausura and Watzinger and Ms. Galilee, with Ms. Galilee as chair. No member of this Committee was at any time during the 2014 fiscal year, or at any other time, an officer or employee of the Company, and no member had any relationships with the Company requiring disclosure under Item 404 of Regulation S-K of the Exchange Act. No named executive officer of the Company has served as a director or member of the Compensation Committee (or other Committee serving an equivalent function) of any other entity, one of whose named executive officers served as a director or member of the Compensation Committee of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In addition, the Audit Committee selects the Company’s independent public accountants. The Company’s management was previously granted authority by the Audit Committee to hire the Company’s audit firm for permissible, non-audit service projects under $10,000 in fees per engagement and to notify the Audit Committee at the next regularly scheduled meeting of any such project awarded to the audit firm. Projects expected to be greater than $10,000 must be pre-approved by the Audit Committee in advance of the commencement of any work.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent public accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The Audit Committee’s responsibility is to oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent public accountants. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the audited financial statements with management and the independent public accountants. The Audit Committee discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

During 2014, Company management documented, tested and evaluated the Company’s internal control over financial reporting pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the Company’s progress by management. At the conclusion of the assessment, management provided the Audit Committee with its report on the effectiveness of the Company’s evaluation which was included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Company management concluded that the Company did maintain effective internal control over financial reporting at December 31, 2014.

In addition, the Audit Committee has discussed with the independent public accountants the auditor’s independence from the Company and its management and has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communications with the Audit Committee concerning independence. The Company paid its independent public accountants $127,762 for services provided in 2014.

The Audit Committee discussed with the Company’s independent public accountants the overall scope and plans for their audits. The Audit Committee meets with the independent public accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the Audit Committee’s discussions with management and independent public accountants and the Committee’s review of the representations of management and the report of the independent public accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

John Ausura, Chair

Brenda Galilee

Gerhard Watzinger

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accountant Fees and Services

Fees billed to us by the firm UHY LLP (“UHY”) for services rendered for 2014 and 2013 in the following categories and amounts were:

	2014 UHY	2013 UHY
Audit fees	$117,762	$122,792
Audit-related fees	10,000	8,000
Tax fees	—	—
All other fees	—	—

Total	$127,762	$130,792

Audit fees for 2014 and 2013 totaled $117,762 and 122,792, respectively. This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q quarterly reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings, and are inclusive of reimbursement of travel and travel-related expenses. The audit-related fees for 2014 and 2013 totaled $10,000 and $8,000, respectively, and pertained to the audit of the Company’s 401(k) plan.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one-year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Of the total fees paid to the independent auditors in 2014, 100% of the 2014 fees were pre-approved by the Audit Committee.

Representatives of UHY are expected to be available at the annual meeting of shareholders to respond to appropriate questions and will have an opportunity to make comments if they desire to do so.

POLICIES AND PROCEDURES FOR APPROVING RELATED PERSON TRANSACTIONS

Pursuant to the charter of the Audit Committee, all material transactions relating to related person transactions are to be approved by the Audit Committee, which is comprised of disinterested members of the Board of Directors.

2016 SHAREHOLDER PROPOSALS OR NOMINATIONS

Proposals of shareholders intended to be presented at the 2016 Annual Meeting of Shareholders must be received by the Company at its principal office in 1305 Cherrington Parkway, Building 210, Suite 400, Moon Township, PA 15108, not later than December 15, 2015 and must otherwise comply with the requirements of Rule 14(a)-8 under the Exchange Act for inclusion in the Proxy Statement for that meeting.

The Company’s Articles provide that advance written notice of shareholder-proposed business intended to be brought before an annual meeting of shareholders must be given to the Secretary of the Company not less than

120 days in advance of the meeting at which the business is proposed to be transacted; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder of business to be transacted must be received not later than the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurred.

The Company’s Articles also provide that a shareholder may request that persons be nominated for election as directors by submitting written notice thereof, together with the written consent of the persons proposed to be nominated, to the Secretary of the Company not less than 120 days prior to the date of the annual meeting; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder of the nomination must be received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurred. To be in proper form, the notice of nomination must set forth: (i) the names and addresses of the shareholder proposing the nomination and each proposed nominee; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and such other information regarding each proposed nominee pursuant to which the nomination or nominations are to be made by the shareholder; and (iv) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors.

FORM 10-K

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2014, as well as the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2014, as filed with the SEC on March 20, 2015, is being mailed to the shareholders with this Proxy Statement. Exhibits will be provided upon request and payment of an appropriate processing fee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Mastech shareholders will be “householding” our proxy materials. A single Annual Report and Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and Annual Report, you may:

•

if you are a shareholder of record, direct your written request to our Corporate Secretary by e-mail to mhhsecretary@mastech.com, or by fax to 412-291-3350 or by mail to Mr. John J. Cronin, Jr., Corporate Secretary, Mastech Holdings, Inc., 1305 Cherrington Parkway, Building 210, Suite 400, Moon Township, PA 15108; or

•	if you are not a shareholder of record, notify your broker.

We will promptly deliver, upon request to the Mastech e-mail, fax number or address listed above, a separate copy of the annual report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. If you currently receive multiple copies of the Proxy Statement at your address and would like to request “householding” of these communications, please contact your broker if you are not a shareholder of record; or contact our Corporate Secretary if you are a shareholder of record, using the contact information above.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our Proxy Statements, Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Shareholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Shareholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

By Order of the Board of Directors

John J. Cronin, Jr.

Corporate Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND WE APPRECIATE YOUR COOPERATION.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 12, 2015.

Vote by Internet
• Go to www.investorvote.com/MHH • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends you vote FOR proposals 1 and 2 below:

1.	The election of two (2) persons as Class I Directors:						+
NOMINEES:		For	Withhold		For	Withhold

	01 - Sunil Wadhwani	☐	☐	02 - Gerhard Watzinger	☐	☐

		For	Against	Abstain

2.	A non-binding advisory vote on the compensation of the named executive officers of the Company (“Say on Pay”).	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and
Sign Below

NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation or partnership, please sign the full corporate or partnership name and indicate title as duly authorized officer or partner.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Mastech Holdings, Inc.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereto appoints D. Kevin Horner and John J. Cronin, Jr. and each of them, acting singly, proxies of the signer with power to appoint a substitute and hereby authorizes them to represent and to vote all shares of Common Stock, par value $0.01 per share, of the Company held by the undersigned at the Company’s Annual Meeting of Shareholders scheduled to be held on Wednesday, May 13, 2015, at 9:00 AM at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania 15108 and at any adjournment or postponement thereof.

In their discretion, the proxy holders are authorized to vote upon such matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

(IMPORTANT–TO BE SIGNED AND DATED ON REVERSE SIDE)